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                                                                    EXHIBIT 99.1




Contact: Todd Fromer or Michael Cimini
         KCSA Worldwide
         212-682-6300
                                                           FOR IMMEDIATE RELEASE

           SOURCE INTERLINK NAMES MARC FIERMAN CHIEF FINANCIAL OFFICER


NEW YORK, NOVEMBER 21, 2002 - SOURCE INTERLINK COMPANIES (NASDAQ: SORC), the leading provider of magazine information and front-end sales data, today announced its Board of Directors has appointed Marc Fierman, Vice President of Finance, as its new Chief Financial Officer (CFO) effective immediately. Brian Rodgers, Source Interlink's former CFO, has left the company for personal reasons.

Fierman, 41, had served as Source Interlink's Vice President of Finance since January 1999. Previously, he was the CFO of Brand Manufacturing for two years until the company was acquired by Source in January 1999. Prior to Brand, Fierman was a senior manager for auditing firm Lopez, Edwards, Frank & Co. in New York City.

Source Interlink noted it plans to relocate its entire Corporate Finance department, currently based in St. Louis, to its new worldwide headquarters in Bonita Springs, FL, in the first quarter 2003.

Leslie Flegel, Source Interlink Chairman and Chief Executive Officer, said, "We are pleased to expand Marc's role in Source Interlink and look forward to a stronger, more streamlined financial infrastructure under his leadership. Marc brings years of experience in the financial markets and his intimate knowledge of Source Interlink ensures a seamless transition. We thank Brian for his dedicated service to the company over the years and wish him well."

"Source Interlink is on pace to achieve a strong financial performance in fiscal 2003. The relocation of headquarters to our world-class facility in Bonita Springs, Florida, consolidates operations and provides senior management with a single, cohesive platform. The integration of our unique and diverse services, including direct-to-retail magazine distribution and scan-based magazine sales information, strengthens our leadership position as a one-stop solution for retailers and magazine publishers," Flegel added.

Fierman received a B.S. in accounting from Brooklyn College in 1982. He has been a CPA since 1987.

ABOUT SOURCE INTERLINK COMPANIES

Through its In-Store Services Division, the Company is the leading provider of information and management services for retail magazine sales to U.S. and Canadian retailers and magazine publishers. Source Interlink is the category leader at the checkout counter. Services include fixture design, manufacturing, shipping through its freight company, salvage, and billing/collection of rebates paid by front-end vendors. The Division manufactures and/or manages checkout counters in more than 100,000 stores in North America that have a customer count of approximately 500 million consumers per week.




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From its core businesses, industry knowledge, and relationships with retailers, publishers, and vendors of mass merchandise products, Source Interlink has developed its ICN website that offers retailers and publishers proprietary sales information, a forum for communication, and e-commerce. In addition, the Manufacturing Division provides turnkey wood manufacturing and design to some of the nation's largest retailers.

The Company's Distribution Division is the leading direct-to-retail distributor of magazines to major book chains, specialty retailers and independent retail outlets. A partial list of customers includes Barnes & Noble, B. Dalton Booksellers, Borders, Waldenbooks, Hastings, Virgin Music Stores, and Tower Records and Books. The Division also distributes to the Secondary Wholesale Channel, representing service of approximate1y 1,200 magazine titles to over 130 wholesalers, who sell to more than 13,000 retailers. Additional information is available at the Company's website, http://www.sourceinterlink.com/.

This release contains certain forward-looking statements and information relating to Source Interlink that is based on the beliefs of Source Interlink's management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this Release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements prior to announcement of its fiscal 2002 results.

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icon at www.kcsa.com.

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